Exhibit (a)(1)(J)

FORM OF COMMUNICATION REGARDING ACTUAL EXCHANGE RATIOS

Date:

To:

From:	Susser Holdings Corporation

Re:	Stock Option Exchange Offer — Actual Exchange Ratios

As previously communicated on May 26, 2010, the exchange offer and the withdrawal rights are scheduled to expire at 11:59 p.m., Central Time, on Sunday, June 27, 2010.

If you wish to participate and have not done so already, you must ensure that we receive your properly completed and signed Election Form prior to 11:59 p.m., Central Time, on Sunday, June 27, 2010. If you wish to withdraw your tendered Eligible Options, you must ensure that we receive your properly completed and signed Notice of Withdrawal prior to 11:59 p.m., Central Time, on Sunday, June 27, 2010.

We are sending this communication to you to notify you of the final exchange ratios. Below is a table that you can use to calculate the number of shares that would be subject to each Exchange Option and the number of shares of Exchange Stock, if applicable, that would be granted compared to the number of shares subject to your Eligible Options based on the final exchange ratios.

Utilizing the Black-Scholes value of the Exchange Options and the Eligible Options, determined based on a per share stock price of $            , which was the closing price of our common stock on June 24, 2010, and an assumed Exchange Option exercise price of $            , the final exchange ratios applicable to Eligible Options are as follows:

Grant Date	# Eligible Options Grants	Current Strike Price	Grant Termination Date	New Option Strike Price	# of New Options	# of Restricted Stock
12/26/2005		$13.92	12/26/2015
10/18/2006		$16.50	10/17/2016
10/18/2006		$16.50	12/20/2015
7/18/2007		$16.36	7/17/2017
11/30/2007		$23.58	11/29/2017
2/29/2008		$24.22	3/1/2018

You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Election Form, the Notice of Withdrawal, or other documents relating to this exchange offer) to Dee Suarez by hand, by facsimile to (361) 693-3719, or by e-mail to DSuarez@susser.com.